Oak Ridge Micro-Energy, Inc,

275 Midway Lane

Oak Ridge, Tennessee  37830

February 18, 2009

VIA EDGAR AND

FACSIMILE (202) 772 - 9218

United States Securities

and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:  Julie Sherman

Re:

Oak Ridge Micro-Energy, Inc.

Form 10-KSB for the year ended December 31, 2007

Filed April 15, 2008

Form 1

0-Q/A for the period ended March 31, 2008

Form 1

0-Q/A for the period ended June 30, 2008

Form 1

0-Q/A for the period ended September 30, 2008

File No. 000-50032

Ladies and Gentlemen:

In regard to the above referenced filing, the Company hereby acknowledges the following:

•

that the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

the staff comments or changes to disclosure in response to staff comments does not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Oak Ridge Micro-Energy, Inc.

By: /s/ Mark L. Meriwether

Name:  Mark L. Meriwether

Title:   President